Exhibit 99.1

REGAL BELOIT CORPORATION TO ACQUIRE

ELECTRICAL PRODUCTS COMPANY FROM A.O. SMITH CORPORATION

Beloit, WI – December 13, 2010 – REGAL BELOIT CORPORATION (NYSE:RBC) today announced it has entered into an agreement to acquire 100% of the stock and assets of the Electrical Products Company (“EPC”) from A.O. Smith Corporation (NYSE: AOS). EPC manufactures and sells a full line of motors for hermetic, pump, distribution, HVAC and general industrial applications.

Total consideration for the transaction is approximately $875 million, including $700 million of cash and approximately $175 million in shares of Regal Beloit common stock. Regal Beloit expects the acquisition to add annual sales of over $700 million in the first full year following the acquisition and to be accretive in the first full year following the acquisition, excluding one-time transaction-related expenses and purchase accounting adjustments. The majority of these expenses will be incurred in the first quarter following the close of the transaction. Closing will be subject to customary regulatory approvals.

EPC is based in Tipp City, Ohio. Operations include motor manufacturing facilities in the United States, Mexico, China, and the United Kingdom.

This transaction represents the 7th announced acquisition for Regal Beloit in 2010, all of which are consistent with the company’s stated objectives of acquiring businesses that include energy efficiency technology, strengthen the geographic footprint and offer a synergistic fit.

Key attributes of the EPC transaction include:

•	Complementary product portfolio

•	Leading technology for variable speed hermetic applications

•	Patent portfolio with nearly 150 patents

•	Expansion of the company’s global manufacturing capabilities

•	Targeted synergies of $30 million to $40 million achieved over 3 to 4 years

•	Future tax benefits related to the deductibility of goodwill and intangible asset amortization, projected to have an estimated present value of at least $45 million to $55 million

Henry Knueppel, CEO and Chairman of Regal Beloit commented, “This is a defining acquisition for Regal Beloit. We believe that this acquisition achieves all three criteria of our acquisition strategy. Equally important, we are looking forward to welcoming the outstanding employees of EPC to our Company. EPC adds exciting new technologies, enhances geographic presence, and drives significant synergies. Furthermore, the transaction is expected to be accretive, excluding non-recurring items and purchase accounting adjustments, the majority of which are expected to occur in the first quarter following the close of the transaction. This transaction provides us with a more complete product and technology portfolio, which will allow us to add value for our customers.”

Paul Jones, CEO and Chairman of A.O. Smith commented, “Regal Beloit will be a tremendous steward for our business and we believe that Regal Beloit is a good cultural fit for the EPC organization. This transaction will benefit all of our stakeholders.”

Regal Beloit will be holding a conference call to discuss this acquisition at 9:00 AM CST (10:00 AM EST) on Monday, December 13, 2010. To listen to the call via the internet, please go to http://www.regalbeloit.com/ or at: http://www.videonewswire.com/event.asp?id=75074. Individuals who would like to participate by phone should dial 800-860-2442, referencing Regal Beloit. International callers should dial 412-858-4600, referencing Regal Beloit. A telephone replay of the call will be available through March 15, 2011 at 877-344-7529, conference ID 446851. International callers should call 412-317-0088 using the same conference ID. A webcast replay will be available for one year and can be accessed at http://www.regalbeloit.com/rbceventspresentations.htm.

Credit Suisse served as the exclusive financial advisor to Regal Beloit.

About REGAL BELOIT CORPORATION:

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT

Certain statements made in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations, beliefs, current assumptions and projections. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or similar words are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Those factors include, but are not limited to:

•	our ability to timely and successfully consummate the acquisition of EPC, including the ability to satisfy all of the conditions precedent to consummation of the transaction;

•	our ability to timely and successfully realize the potential synergies of the EPC transaction;

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economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;

•	cyclical downturns affecting the global market for capital goods;

•

unexpected issues, costs or liabilities arising from the acquisition and integration of EPC and other acquired companies and businesses, or the effects of purchase accounting that may be different than expected;

•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;

•	the impact of capital market transactions that we may effect;

•	the availability and effectiveness of our information technology systems;

•	unanticipated costs associated with litigation matters;

•	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;

•	difficulties in staffing and managing foreign operations;

•

other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole; and

•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update these statements to reflect subsequent events or circumstances. Additional information regarding these and other risks and factors is included in Item 1A - Risk Factors in our Annual Report on Form 10-K filed with the SEC on March 2, 2010.

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Corporate Offices

200 State Street — Beloit, WI 53511-6254

608-364-8808 — Fax: 608-364-8818

Website: www.regalbeloit.com